Exhibit 14

OAK VALLEY BANCORP

OAK VALLEY COMMUNITY BANK

Code of Ethics

Approved by the Board of Directors: November 18, 2008

CODE OF ETHICS

I.	PHILOSOPHY	5B - 1

II.	EXECUTIVE OFFICER	5B - 1

III.	CONFIDENTIALITY	5B - 2

IV.	CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITIES	5B - 3

V.	INSIDER TRADING	5B - 5

VI.	EXTENSIONS OF CREDIT	5B - 5

VII.	OUTSIDE ACTIVITIES	5B - 5

VIII.	OUTSIDE EMPLOYMENT	5B - 6

IX.	FAIR DEALING	5B – 7

X.	PROTECTION AND PROPER USE OF OVCB PROPERTY	5B – 9

XI.	PERSONAL FINANCIAL RESPONSIBILITY	5B - 9

XII.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS	5B - 9

XIII.	EXPRESSIONS OF OPINIONS	5B - 10

XIV.	OTHER GUIDELINES/SARBANES-OXLEY ACT (SOX)	5B - 10

XV.	NO RETALIATION	5B - 11

XVI.	REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR	5B - 11

XVII.	ADMINISTRATION AND WAIVER OF CODE OF ETHICS	5B - 12

This Code of Ethics (“Code of Ethics”) applies to all employees, officers and directors (“employee”) of Oak Valley Community Bank and Oak Valley Bancorp  (collectively the “Company” or the “Bank”).

I.   PHILOSOPHY

The Company is committed to the highest standards of legal and ethical business conduct and we seek to foster an environment of awareness where the prompt reporting of any unethical or illegal behavior or any violation of our corporate policies, is protected, encouraged and dealt with fairly.  Ethical conduct is an inherent obligation of our directors and employees and in furtherance of our commitment and consistent with our core values we have adopted the following Code of Ethics.

This Code of Ethics governs the actions and working relationships of Company employees and directors with its current and potential customers, consumers, fellow employees and directors, competitors, government and self-regulatory agencies, the media and anyone else with whom the Company has contact.  These relationships are essential to the continued success of the Company as a leading financial service provider.

Compliance with this code is mandatory and it is the responsibility of each director and employee to read and become familiar with the ethical standards described here within.

This Code of Ethics:

•                  Requires the highest standards for honest and ethical conduct, including proper and ethical procedures for dealing with actual or apparent conflicts of interest between personal and professional relationships.

•                  Requires full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with governmental and regulatory agencies.

•                  Requires compliance with applicable laws, rules and regulations.

•                  Addresses potential or apparent conflicts of interest and provides guidance for employees and directors to communicate those conflicts to the appropriate party.

•                  Addresses misuse or misapplication of Company property and corporate opportunities.

•                  Requires the highest level of confidentiality and fair dealing within and outside the Company environment.

•                  Requires reporting of any illegal behavior.

II.            EXECUTIVE OFFICER

For purposes of this policy, executive officers are defined as the Chief Executive Officer, President, Chief Financial Officer and other Executive Officers.  In addition to the other requirements of the Code of Ethics, Executive Officers must ensure:

•                  Business transactions are properly authorized and completely and accurately recorded on the Bank’s books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established policy.

•                  The retention or proper disposal of Company records shall be in accordance with established policies and applicable legal and regulatory requirements.

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•                  Disclosures in periodic reports are accurate, complete, objective, relevant, timely and understandable.

•                  Compliance with applicable laws, rules and regulations of federal, state and local governments (both U.S. and foreign) and other appropriate private and public regulatory agencies.

Executive Officers also must:

•                  Act in good faith, with due care, competence, and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

•                  Respect the confidentiality of information acquired in the course of employment.

•                  Share knowledge and maintain skills necessary and relevant to the Bank’s needs.

•                  Proactively promote ethical and honest behavior within the Company environment.

•                  Assure responsible use of, and control of all assets, resources and information of the Bank.

III.           CONFIDENTIALITY

Nonpublic information regarding the Company or its businesses, employees, customers and suppliers is confidential.  As a Company employee or director, you are entrusted with confidential information.  You are only to use such confidential information for the business purpose intended. You are not to share confidential information with anyone outside of the Bank, including family and friends, or with other employees who do not need the information to carry out their duties.  You will be required to sign the Handbook & IIPP Revision Acknowledgement Form in the course of your employment.  You remain under an obligation to keep all information confidential even if your employment with the Company ends.

The following is a non-exclusive list of confidential information:

•                  Trade secrets, which include any business or technical information, such as formula, program, method, technique, compilation or information that is valuable because it is not generally known.

•                  Information from a business plan or other confidential material that would be beneficial to competitors or investors.

•                  Comments on highly controversial or sensitive subjects. If the Company is to respond on these matters, executive management will reply.

•                  All rights to any invention or process developed by an employee using  Company facilities or trade secret information, resulting from any work for the  Company or relating to the Bank’s business, is considered to be work-for-hire under the U.S. copyright laws and shall belong to the Bank.

•                  Proprietary information such as customer lists and confidential customer information.  Of particular concern is unintentional disclosure which includes leaving confidential information on copiers, fax machines, printers and desks or in other places where they

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may be viewed by either unauthorized individuals, which include employees without a need-to-know, customers, clients, vendors or service providers.

•                  Public and media communications involving the Company must have prior clearance from an executive officer.

•                  Information regarding the relationship between the Company and present and former employees. Any verbal or written request regarding disclosure of information of past and present employees should be directed to the Human Resources Department.

•                  State and federal exams and other agency reports are strictly confidential. Information contained in the reports should not be communicated to anyone not officially connected with the Bank.

IV.                                CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITIES

Our directors and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest. A “conflict of interest” exists when a person’s private interest interferes or appears to interfere in any way with the interests of the Bank.  You are expected to avoid all situations that might lead to a real or apparent material conflict between your self-interest and your duties and responsibilities as an employee or director of the Bank.  Any position or interest, financial or otherwise, which could materially conflict with your performance as an employee or director, or which affects or could reasonably be expected to affect your independence or judgment concerning transactions between the Bank, its customers, suppliers or competitors or otherwise reflects negatively on the Bank, would be considered a conflict of interest.

Using confidential information about the Company or its businesses, employees, directors, customers, consumers or suppliers for personal benefit or disclosing such information to others outside your normal duties is prohibited.

Title 18 U.S. Code, Section 215, makes it a criminal offense for any Company employee to corruptly:

•                  Solicit for himself or herself or for a third party anything of value from anyone in return for any business, service or confidential information of the Company or;

Accept anything of value (other than normal authorized compensation) from anyone in connection with the business of the Bank, either before or after a transaction is discussed or consummated.

Employees and directors, on behalf of the Company, are prohibited from:

•                  Personally benefiting from opportunities that are discovered through the use of Company property, contacts, information or position.

•                  Accepting employment or engaging in a business (including consulting or similar arrangements) that may conflict with the performance of your duties or the Bank’s interest.

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•                  Soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of your employment or duties at the Bank.

•                  Acting on behalf of the Company in any transaction in which you or your immediate family has a direct or indirect financial interest.

•                  Providing gifts and entertainment of a nominal value (generally not to exceed $100) are acceptable, to the extent that they are fit and suitable under the circumstances, meet the standards of ethical business conduct and involve no element of concealment. Gifts given to customers or suppliers should be approved by an officer authorized to approve business expense claims.

•                  Making direct or indirect contribution of funds or other property of the Company in connection with a candidate to any state or federal political office. Contributions may be made to candidates of any local office only when the prior approval of an executive officer is first obtained. Company expenditures of a nonpartisan nature may be made in support of public issues of concern to the Bank, such as for political education, “get out and vote,” etc.

There are certain situations in which you may accept a personal benefit from someone with whom you transact Company business such as:

•                  Accepting a gift in recognition of a commonly recognized event or occasion (such as a promotion, new job, wedding, retirement or holiday.) An award in recognition of service and accomplishment may also be accepted without violating these guidelines so long as the gift does not exceed $100 from any one individual in any calendar year.

•                  Accepting something of value if the benefit is available to the general public under the same conditions on which it is available to you.

•                  Accepting meals, refreshments, travel arrangements and accommodations, and entertainment of reasonable value in the course of a meeting or other occasion to conduct business or foster business relations if the expense would be reimbursed by the Company as a business expense if the other party did not pay for it.

Directors and employees should be sensitive to any situation where there is the potential for a conflict of interest or the appearance of a conflict of interest. Judgment on whether a conflict of interest exists can be difficult to make and therefore, directors and employees who are uncertain should promptly consult with the following to determine the appropriate course of action:

Executive Officers	Chief Executive Officer
Directors	Chair of the Board of Directors
Employees	Manager of Human Resources Department

Members of the Board of Directors (Board) have a special responsibility because our directors are prominent individuals with other responsibilities.  To avoid other conflicts of interest, Directors are expected to recuse themselves from participation in any decision in which there is a conflict between their personal interests and the interest of the Bank.

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V.            INSIDER TRADING

It is unethical and illegal to buy, sell, trade, recommend to others or otherwise participate in transactions involving Company common stock or other security while in possession of material information that has not been released to the public, but which when released may have an impact on the market price of Company common stock or other equity security.  It is also unethical and illegal to buy, sell, trade, recommend to others or otherwise participate in transactions involving the common stock or other security of any other Company while in possession of similar non-public material information concerning such Bank. Any questions concerning the propriety of participating in Company stock or other security transactions should be directed to the CFO at: 209-844-7538. Common examples of this material are as follows:

•                  Projections of future earnings or losses.

•                  News of pending or proposed merger or acquisition.

•                  Tender offer or exchange offer.

•                  News of a significant sale of assets or the disposition of a subsidiary.

•                  Changes in dividend policies or the declaration of a stock split or the offering of additional securities.

•                  Significant changes in management, new products or discoveries; or impending financial liquidity problems.

Any requests of employees for “material inside information” that is not germane to the execution of the employee’s duties should be immediately reported to an executive officer. The employee should first inquire why such information is being requested.

VI.           EXTENSIONS OF CREDIT

Regulation O affects, to varying degrees, extensions of credit to insiders of the Bank and, in some instances, insiders of any affiliate of the Bank. Executive officers, directors and related interests of a director or executive officers are covered under the Bank’s Loan Administration Policy, (Regulation O.)

VII.         OUTSIDE ACTIVITIES

Before agreeing to act as a director, officer, consultant or advisor for any other business organization, employees should obtain the approval of their immediate supervisor.

Directors should disclose all new directorships or potential directorships to the Chairman of the Board in order to avoid any conflicts of interest and to maintain independence.

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Employees are encouraged to support and take active roles in public affairs, including civic, charitable, educational and political activities as long as they do not interfere with the performance of your Company duties.  This can be accomplished through voluntary action and involvement in such activities. Normally these activities take place outside of normal business hours. Before agreeing to participate in any civic of political activities, you should contact your immediate supervisor.  If the efforts require corporate time, again, prior approval should be obtained through the employee’s immediate supervisor.

Employees wishing to accept appointed office such as with the city, county, state or federal government must first seek approval of an executive officer. They must campaign on their own time and not use Company property or services for such purposes.

No employee or director should enter into investment transactions that would create, or give the appearance of creating, a conflict of interest between the employee or director and the Company or between the Company and customer. The policy covers investments for the personal account of an employee or director as well as members of his or her family. Such investment situations are too numerous to list.  However, specific examples of such situations that should be avoided are listed in the Human Resources Policy.

VIII.        OUTSIDE EMPLOYMENT

Employees who are considering outside employment must notify their supervisor. Employees in some positions of the Company and its affiliates are prohibited by law from holding outside employment.

It is contrary to Company policy for an employee to engage in outside employment that interferes, competes or conflicts with the interests of the Bank, or that will encroach on the normal working time, or necessitates such long hours as to impair the employee’s ability to meet regular job responsibilities of the Bank. An employee may be required to withdraw from a paid outside activity at such a time as management determines it is in the best interest of the employee and/or Bank.

Outside employment must be disclosed in writing with a description of the employment, along with the hours of expected commitment on a daily basis, scope of interest, etc., and submitted to the employee’s supervisor. Final written approval must be given by an executive officer. A copy of the approval will be sent to the Human Resources Department and will be kept in the employee’s personnel file.  If approval is denied or approved and later revoked, the employee will be required to discontinue the outside employment or resign. Failure to disclose such outside employment may be subject to corrective action, up to and including employment termination.

Even though the outside employment may be approved, employees must abstain from negotiating, processing or approving any business transaction between the Company and the outside organization with which they are affiliated, whether acting as a representative of the Company or the outside organization.

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Examples of situations arising from outside employment that may involve a conflict of interest or be subject to criticism are:

•                  Employment or personally engaging in any activity that is competitive with the Bank.

•                  Employment that involves the use of the Bank’s equipment, supplies and facilities.

•                  Employment that involves the preparation, audit or certification of statements or documents upon which would be presented to the Bank, and that may place reliance for lending or other purposes.

•                  Employment that involves rendering investment, legal or other advice or exercising judgment that is predicated upon information, reports or analyses that are accessible from or through employment with the Bank.

•                  Employment that may reflect adversely on the employee or on the Bank.

•                  Employment under circumstances that may infer sponsorship or support of the Company on behalf of the outside employer or an outside organization.

•                  Employment as an insurance or securities broker, agent or representative.

•                  While the Company has no policy against employees obtaining any real estate sales or brokerage license, specific prior approval must be obtained when engaging in any activity requiring the use of such license.

•                  Rendering accounting services.

•                  Drawing wills or practicing law.

•                  Performing a service that the Company itself could perform.

Additionally, in a situation where in the context of your outside employment you propose to perform work for the Bank, you must disclose this in writing with a description of the work to be performed for your outside employment, and it must be submitted to the employee’s supervisor.  Final written approval must be given by an executive officer. A copy of the approval will be sent to the Human Resources Department and will be kept in the employee’s personnel file

Any other outside activity or venture involving customers, vendors or affiliates of the Company that may not have been covered in the foregoing, but raise some basis for concern, must first be reviewed and approved by the employee’s supervisor and final approval must be given by an executive officer.  Any business or professional listing of the employee’s outside activity, as in the telephone or other directory, is also prohibited.

IX.           FAIR DEALING

Each employee and director should undertake to deal fairly with the Bank’s customers, suppliers, competitors and fellow employees.  Additionally, no one should take advantage of another through manipulation, concealment, and abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practices.

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Employees must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with the Bank.  Copies of such agreements should be provided to Human Resources to permit evaluation of the agreement in light of the employee’s position. In no event shall an employee use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance if his or her duties for or on behalf of the Bank.

In the event that the Company becomes engaged in the business of serving as executor, trustee and guardian of estates of individuals, employees will be encouraged to recommend these services to qualified individuals.  Employees may serve as fiduciaries, personal executor, trustee or guardian on an estate or trust for members of their own families.  The definition of family includes: spouse, son, daughter, niece, nephew, cousin, grandchild, father, mother, brother, sister, father-in-law, mother-in-law, sister-in-law, brother-in-law, grandfather, grandmother or any member of a household from this list of relatives.   With respect to any other person, employees should not seek nor accept appointment to any fiduciary or co-fiduciary position without the written approval of an executive officer. Due to the danger of customer misunderstandings, potential liability to the Bank, its employees and inherent conflicts of interest, such approval will not normally be given.

Employees will refuse any legacy or bequest. They also should not directly or indirectly accept bequests under a will or trust if such bequests have been made to them because of their employment with the Bank.  An employee may not receive anything of value for making a loan or accept a fee for performance of any act that the Company could have performed.

Officers responsible for making internal investments with correspondent banks on behalf of the Company shall not accept any gifts that may be implicated as an influential transaction.

An employee will not sell anything to a customer at a value in excess of its worth, nor will they purchase anything from a customer at a value below its worth.

It is improper for an employee of the Company to accept a gift from a customer, supplier or from any other person or business seeking a relationship with the bank.  An employee should decline any gift where there would be even the slightest implication of influence on future business dealings. An employee may not do indirectly what they are prohibited from doing directly, to include but not limited to arranging to have a member of their own family accept a gift from a customer.

Employees may not, on behalf of the Company in connection with any transaction or business of the Bank, directly or indirectly give, offer or promise anything of value to an

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individual for the purpose of influencing the actions of the recipient.  This is not intended to prohibit normal business practices such as providing meals, entertainment, promotional gifts and tickets to cultural and sporting events, or gifts given for special occasions, so long they are of nominal and reasonable value under the circumstances and promote the Bank’s legitimate business interests.

X.                                  PROTECTION AND PROPER USE OF COMPANY PROPERTY

All employees and directors should protect the Bank’s property and assets and ensure their efficient and proper use.  Theft, carelessness and waste can directly impact the Bank’s profitability, reputation and success.  Permitting Company property (including data transmitted or stored electronically and computer resources) to be damaged, lost or used in an unauthorized manner is strictly prohibited.  No Company information may be used in the performance of any authorized or unauthorized non-Company related activity.

XI.                              PERSONAL FINANCIAL RESPONSIBILITY

As employees of a financial institution, it is important to consistently demonstrate an ability to properly manage personal funds, particularly the intelligent use of credit. This includes avoidance of the following:

•                  Borrowing from customers or suppliers.

•                  Borrowing from other financial institutions is appropriate as long as it is at the same terms, rates and conditions as would be offered to other customers of similar credit worthiness.

•                  Borrowing from other employees is strongly discouraged, as it may lead to animosity among employees.

•                  Signing on customers’ accounts, unless the customer is related by blood or marriage.

•                  Taking advantage of a business opportunity that rightfully belongs to the Bank.

•                  Acting as principal for either themselves or their immediate families in the supply of goods, properties or services to the Bank.  This includes purchases from the Company of foreclosed properties and repossessed vehicles or other personal property, unless approved by the Board.

XII.                        COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The successful business operation and reputation of the Company is built upon the principles of fair dealing and ethical conduct of our employees.  Our reputation for integrity and excellence requires careful observance of the spirit and letter of all applicable laws and regulations, as well as a scrupulous regard for the highest standards of conduct and personal integrity.

The Company will comply with all applicable laws and regulations and expects its directors, officers and employees to conduct business in accordance with the letter, spirit and intent of all relevant laws and to refrain from any illegal, dishonest, or unethical

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conduct.  While the law prescribes a minimum standard of conduct, this Code of Ethics requires conduct that often exceeds the legal standard.

Compliance with this policy of business ethics and conduct is the responsibility of every Company employee.  Disregarding or failing to comply with these standards could lead to disciplinary action, up to and including possible termination of employment

The Company recognizes that its customers must have faith and confidence in the honesty and character of its employees and directors.  In addition to the importance of maintaining customer confidence, there are specific laws that outline the actions the Company must take regarding any known, or suspected, crime involving the affairs of the Bank.  In accordance with the Bank Secrecy Act (BSA), the bank must file a Suspicious Activity Report in the case of any known or suspected theft, embezzlement, check/debit card kiting, misapplication, structuring or other defalcation involving bank funds or bank personnel in any amount.  All such information should be immediately forwarded to the BSA Department for documenting, filing and retention.

XIII.                    EXPRESSIONS OF OPINIONS

Use of Company letterhead for the purpose of personal letters, testimonials and letters of recommendation may lead to embarrassing situations for both the writer and the Bank. Accordingly, it is inappropriate for employees or directors to use official stationery for either personal correspondence or other non-business purposes.

Employees should also refrain from giving legal or tax advice to customers, even if asked. The customers should be directed to seek qualified practitioners for such advice. Employees should also be careful not to recommend specific individuals, rather provide a list of professionals in the professional services field requested. The Bank’s relationship with the media is an important factor that affects our image to the community.  Employees should seek the approval of an executive officer, before making a definite commitment on behalf of the Company during a speech or the creation of an article for publication.  All questions or requests for information from reporters or other media representatives to executive staff, ensuring consistency and accuracy of information released.

XIV.                     OTHER GUIDELINES/SARBANES-OXLEY ACT (SOX)

Congress passed the Sarbanes-Oxley Act in response to serious accounting abuses by Enron, WorldCom, Tyco, Global Cable, and a host of publicly traded companies.  Title III (Corporate Responsibility) Section 301 of the Act, contains a requirement that the Company establish procedures where employees can confidentially and anonymously submit negative information about the Company to the Audit Committee.  The information might be with regards to accounting practices, internal control deficiencies, senior executive abuses, or matters that need to be investigated by an internal auditor.  Title VIII (Corporate and Criminal Fraud Accountability Act of 2002) Section 806

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prohibits retaliation against an employee for disclosing information to a government or law enforcement agency, where the employee has reasonable cause to believe that the information discloses a violation of state or federal statue, or a violation or noncompliance with a state or federal rule or regulation.

The Company encourages vigorous, yet fair and open competition while providing a full range of financial services.  Employees and directors are expected to observe the highest standards of ethical conduct in relationships with competitors. The dissimulation of rumors or disparaging statements regarding competitors is considered inappropriate and unethical. In addition, for ethical and legal reasons, employees and directors are prohibited from entering into arrangements with competitors for the purpose of controlling prices, rates, trade prices or marketing policies or disclosing to competitors future plans of the Company which have not been disclosed generally to the public.

It is the policy of the Company to maintain records and accounts that accurately and fairly reflect its assets, liabilities, receipts and disbursements.  The falsification of any records, accounts or documents of the Company is grounds for dismissal.  There should never be issued any information that is false, misleading, incomplete or would lead to mistrust by the public, our customers, or our stockholders.

XV.                         NO RETALIATION

From time to time, employees may become aware of ethical shortcomings, internal control weaknesses and financial improprieties.  Matters such as these are to be reported to the employee’s immediate supervisor, the Human Resource Department, or CFO.  These written reports can be submitted anonymously or employees may reveal their names; this is a matter left to the choice of each employee. Once the reports are received by the Human Resource Department, they will begin an investigation of the complaint.  In cases where the employees reveals their name, the Company will respond if, (or as) appropriate.  No director or employee who in good faith reports a violation of the Code shall suffer harassment, retaliation or adverse employment consequence. An employee who retaliates against someone who has reported a violation in good faith is subject to discipline up to and including termination of employment.

All complaints will be documented on the Ethics/Whistle-Blower Complaint Log, maintained by the Human Resources Department.  A copy of all logged items with be shared with the Board Audit Committee via the Risk Management Officer at the next scheduled meeting, or sooner if warranted.

XVI.                    REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR

We hold all directors and employees individually responsible for carrying out and for   monitoring compliance with this Code. Directors should immediately report in person or in writing any known or suspected illegal or unethical behavior to the Chair of the Board of Directors. Employees should immediately report any known or suspected illegal or

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unethical behavior to their immediate supervisor, Manager of Human Resources, or the CFO.

125 N Third Avenue

Oakdale, CA 95361

XVII.                ADMINISTRATION AND WAIVER OF CODE OF ETHICS

This Code of Ethics shall be administered and monitored by the Bank’s Human Resources Department.  Any questions and further information on this Code of Ethics should be directed to this department.

All managers and direct supervisors are responsible for reviewing this Code of Ethics with their subordinates each time a new edition of the Code of Ethics is published. The provisions of the Code of Ethics Policy will be included in the Bank’s Employee Handbook.  The Employee Handbook will be issued to all new employees at the time of employment and reissued to existing employees and officers from time to time. Employees will be required to sign a receipt form from the Employee Handbook indicating they have read this Code of Ethics and will comply with its provisions.

Employees and directors are expected to follow this Code of Ethics at all times.  Generally, there should be no waivers to this Code of Ethics, however, in rare circumstances conflicts may arise that necessitate waivers. Waivers will be determined on a case-by-case basis by the Human Resources Department with the advice, as needed, from Legal Counsel. However, the Board of Directors must determine waivers for directors and executive officers. For members of the board of directors and executive officers, the Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics. Any waiver and the grounds for such waiver by directors or executive officers shall be promptly disclosed to stockholders in the Bank’s Annual Proxy Statement.

The Board shall have the sole and absolute discretionary authority to approve any deviation or waiver from the Code of Ethics for executive officers.  Any waiver and the grounds for such waiver for a executive officers shall be promptly disclosed through a filing with the Securities and Exchange Commission on Form 8-K. Additionally, any change of this Code of Ethics for executive officers shall be promptly disclosed to stockholders.

Known or suspected violations of this Code of Ethics will be investigated and may result in disciplinary action up to and including immediate termination of employment.

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